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                                                               FMC Corporation
                                                               Quarterly Report
                                                               on Form 10-Q for
                                                               June 30, 1995

Exhibit 11  Statement re:
            -------------
            Computation of Per Share Earnings Assuming
            ------------------------------------------
            Full Dilution (Unaudited)
            -------------------------
            (In thousands, except per share data)
            -------------------------------------


                                          Three Months          Six Months
                                          Ended June 30        Ended June 30
                                       ------------------   -------------------
                                         1995       1994       1995       1994
                                       -------    -------   --------   --------
Earnings:
  Net income                           $77,710    $67,317   $130,148   $113,404
                                       =======    =======   ========   ========
Shares:
  Average number of shares of
   common stock and common
   stock equivalents
   outstanding                          37,669     37,070     37,600     37,049
  Additional shares assuming
   conversion of:
   stock options                            81         31         75         25
                                       -------    -------    -------    -------
  Pro forma shares                      37,750     37,101     37,675     37,074
                                       =======    =======    =======    =======
 Earnings per common share
   assuming full dilution              $  2.06    $  1.81    $  3.45    $  3.06
                                       =======    =======    =======    =======